ARTICLES OF INCORPORATION

                                       OF

                            PREMIER EXHIBITIONS, INC.

         The undersigned incorporator hereby executes these Articles of Incorporation for the purpose of forming a corporation for profit in accordance with the laws of the State of Florida.


                                    ARTICLE I

                                      NAME

         The name of the Corporation shall be:

                            Premier Exhibitions, Inc.


                                   ARTICLE II

                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The address of the principal office and the mailing address of the Corporation shall be:

                      3340 Peachtree Road, N.E., Suite 2250
                             Atlanta, Georgia 30326


                                   ARTICLE III

                           TERM OF CORPORATE EXISTENCE

         The Corporation shall exist perpetually unless dissolved according to law, and such existence shall commence at the time of the filing of these Articles of Incorporation by the Florida Department of State.


                                   ARTICLE IV

                               PERMITTED ACTIVITY

         The Corporation may engage in any activity of business permitted under the laws of the United States and the State of Florida.

                                    ARTICLE V

                                AUTHORIZED SHARES

         The aggregate number of shares which the Corporation shall have the authority to issue shall be THIRTY MILLION (30,000,000) shares of voting common stock with $.0001 par value per share.


                                   ARTICLE VI

                            PREEMPTIVE RIGHTS DENIED

         No holder of any shares of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the Corporation of any class now or hereafter authorized, or any securities, exchangeable for, or convertible into such shares, or any warrants or any instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.


                                   ARTICLE VII

                     REGISTERED OFFICE AND REGISTERED AGENT

         The initial registered office of the Corporation shall be located at One Tampa City Center, Suite 2600, Tampa, Florida 33602, and the initial registered agent of the Corporation at such office shall be Williams Schifino Mangione & Steady, P.A. The Corporation shall have the right to change such registered office and such registered agent from time to time, as provided by law.


                                  ARTICLE VIII

                               BOARD OF DIRECTORS

         The business of the Corporation shall be managed by a Board of Directors consisting of not fewer than one person, the exact number to be determined from time to time in accordance with the By-laws.


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



         The names and addresses of the first board of directors who shall serve until the first annual meeting of shareholders or until their successors are elected and qualified shall be:


Name                                 Address
----                                 -------

Arnie Geller                         c/o Premier Exhibitions, Inc.
                                     3340 Peachtree Road, N.E., Suite 2250
                                     Atlanta, Georgia 30326

Gerald Couture                       901 Chestnut Street, Suite A
                                     Clearwater, Florida 33767

Nick Cretan                          20526 Charlotte Court
                                     Soulsbyville, California 95372

Doug Banker                          6508 Craneroad
                                     Ypsilanti, Michigan 49179



                                   ARTICLE IX

                                  INCORPORATOR

         The name and address of the incorporator is:

Name                                        Address
----                                        -------

Lina Angelici, Esq.                         One Tampa City Center, Suite 2600
                                            Tampa, Florida 33602


                                    ARTICLE X

                                 INDEMNIFICATION

         Every person now or hereafter serving as director, officer or employee of the Corporation shall be indemnified and held harmless by the Corporation from and against any and all loss, cost, liability and expense that may be imposed upon or incurred by him in connection with or resulting from any claim, action, suit or proceeding, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee


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

of the Corporation, whether or not he continued to be such at the time such loss, cost, liability or expense shall have been imposed or incurred, except with regard to matters as to which any such director, officer or employee shall be adjudged in any claim, action, suit or proceeding to be liable for his own gross negligence or willful misconduct in the performance of duty. Expenses (including attorney's fees) incurred in defending any such claim, action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such a proceeding.


         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, for the uses and purposes therein stated, this 28th day of July 2004.



                                               /s/ Lina Angelici
                                               -----------------
                                               Lina Angelici, as Incorporator






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                    ACCEPTANCE OF SERVICE AS REGISTERED AGENT

                                       FOR

                            PREMIER EXHIBITIONS, INC.


         The undersigned, WILLIAMS SCHIFINO MANGIONE & STEADY, P.A., having been named as registered agent to accept service of process for the above-named corporation, at the registered office designated in the Articles of Incorporation of said corporation, hereby agrees and consents to act in that capacity. The undersigned is familiar with and accepts the duties and obligations of Section 607.0505 of the Florida Statutes.


         DATED this 28th day of July 2004.


                                    WILLIAMS SCHIFINO MANGIONE & STEADY, P.A.



                                    By:     /s/ Lina Angelici
                                            ----------------------
                                            Lina Angelici, Esq.
                                            For the Firm






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